Exhibit 99.2
September 13, 2013

Re: Closing of Wells Fund XII Limited Partnership

Dear Wells L.P. Investor:

I am pleased to inform you that Wells Fund XII Limited Partnership (the “Fund”) is now officially closing and going “full cycle,” following the disposition of the Fund's equity interest in its remaining joint ventures, The Wells Fund XI-Fund XII-REIT Joint Venture and Wells Fund XII-REIT Joint Venture Partnership, on August 12, 2013.

In connection with closing the Fund, you may be eligible to receive two distributions in 2013 - an initial distribution of net sale proceeds (“NSP”) and a final liquidating distribution after expenses and obligations of the Fund have been provided for. These distributions will be made to investors of record as of October 1, 2013. In order to make this NSP distribution in November 2013, we must receive any transfers of unit ownership in good order no later than September 30, 2013.  Furthermore, since these will be the Fund's final distributions, the Fund will not recognize transfers received after September 30, 2013. If you are in the process of completing a sale on the secondary market and the transaction is completed prior to September 30, 2013, the new limited partner will receive the NSP distribution and the final liquidating distribution, if eligible for these distributions.

The Fund currently has approximately $16.1 million in cash reserves. We expect to make the first distribution of $13.4 million in November 2013, which will be treated as an NSP distribution in accordance with the applicable provisions of the partnership agreement. The remaining $2.7 million will be reserved to fund expenses and obligations of the Fund including but not limited to legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreements, and other administrative expenses. We anticipate making a final liquidating distribution of any unused reserves to the limited partners and dissolving the Fund in December 2013.

As a reminder, the partnership agreement dictates how proceeds will be distributed, and some units may not be eligible to receive one or both of these distributions. In accordance with the partnership agreement, the General Partner will not receive any sale proceeds at this time.

Continued on reverse

3988 N. Central Expressway Bldg. 5, 6th Fl. Dallas, TX 75204 Tel 800-557-4830 Fax: 770-243-8198 wwww.WellsREF.com

If you have any questions regarding your investment with Wells or these upcoming distribution events, please contact us at 800-557-4830.

Thank you for your support of Wells Fund XII Limited Partnership. We appreciate your participation as an investor.

Sincerely,

Leo F. Wells III
General Partner

cc: Financial Representative

Disclosures

This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.

3988 N. Central Expressway Bldg. 5, 6th Fl. Dallas, TX 75204 Tel 800-557-4830 Fax: 770-243-8198 wwww.WellsREF.com